ADDENDUM: CODE OF ETHICS / STAFF DEALING POLICIES
                 AND PROCEDURES APPLICABLE TO SINOPIA EMPLOYEES
                     WHO MANAGE FUNDS REGISTERED UNDER THE
                  UNITED STATES INVESTMENT COMPANY ACT OF 1940

I.   INTRODUCTION

This Code Addendum is a supplement to the existing Article 10 of the SINOPIA Code of Conduct ("Code"). It describes the staff dealing policies and procedures applicable to SINOPIA's employees who manage funds registered under the United States Investment Company Act of 1940.
Rule 204A-1 of the Investment Advisers Act of 1940 (the "Act") requires registered investment advisers to adopt and enforce codes of ethics setting forth standards of conduct and that require compliance with Federal Securities Laws. Persons covered by this Code Addendum have a fiduciary duty to place the interests of clients first and to conduct all personal securities transactions in accordance with the requirements of the Code Addendum, in compliance with Federal Securities Laws, and in a manner that avoids actual or potential conflicts of interest and does not otherwise take inappropriate advantage of a client relationship or abuse a position of trust and responsibility in respect of a client. Persons covered by this Code Addendum must adhere to this general principle as well as comply with the specific provisions of this code.

II.  DEFINITIONS

     A. ACCESS PERSON portfolio managers, management assistants, negotiators, who are involved in the management and monitoring of the fund.

     B. BENEFICIAL OWNERSHIP Shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934.

     CODE ADDENDUM Supplement to the existing Article 10 of the SINOPIA Code of Conduct("Code") describing the staff dealing policies and procedures applicable to SINOPIA's employees who manage funds registered under the United States Investment Company Act of 1940.

     C. COVERED PERSON Access Persons and employees of SINOPIA who manage funds registered under the United States Investment Company Act of 1940.

     D. FEDERAL SECURITIES LAWS Includes the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes-Oxley Act of 2002; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the U.S. Securities and Exchange Commission (the "Commission") under any of these statutes; the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of Treasury.

     E. FUND Any advisory client that is registered as an investment company under the Investment Company Act of 1940.


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III. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

     A.   INSIDER TRADING

          Covered in Article 10, Part I, more specifically paragraph 1.8 of the SINOPIA Code of Conduct("Code").

     B.   INITIAL PUBLIC OFFERINGS

          Covered Persons may not acquire Securities in an initial public offering, excluding shares of open-end investment companies, unless pre-approved by a Compliance Officer. Written approval must be documented prior to the purchase of any securities in an initial public offering by such Covered Person.

     C.   PRIVATE PLACEMENTS

          Covered Persons may not purchases or sell securities that are not publicly traded unless they provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any advisory client) and the transaction is pre-approved by Compliance. Written approval must be documented prior to the purchase or sale of any private placement by such Covered Person.

IV.  COMPLIANCE PROCEDURES

     A.   PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

          COVERED IN ARTICLE 10, PART II, , MORE SPECIFICALLY PARAGRAPH 2.2 of the SINOPIA Code of Conduct("Code").


V.   REPORTING

     Every Covered Person shall provide initial and annual reports as described below with respect to securities in which such Covered Person has any direct or indirect Beneficial Ownership. Every Covered Person shall provide quarterly reports with respect to transactions in any security in which such Covered Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security. For purposes of reporting, the Code Addendum treats all securities as reportable securities including mutual funds advised by SINOPIA with the exceptions noted below.

     A. INITIAL AND ANNUAL HOLDINGS REPORTS Covered Persons must report to the Compliance Department their personal securities holdings at the time they become a Covered Person and at least

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          annually thereafter. The initial and annual holdings reports must be current as of a date not more than 45 days prior to either the individual's becoming a Covered Person or to the date the report is submitted.

     B. QUARTERLY TRANSACTION REPORTS The quarterly transaction report must be completed and submitted to the Compliance Department no later than 30 calendar days after the close of a calendar quarter.


     C.   EXEMPT SECURITIES

          The following types of securities are exempt from the provisions of the Code Addendum.

          Shares of money market funds, including those advised by SINOPIA or its affiliates;

          Open-end investment companies, excluding any open-end investment company other than money market funds advised by SINOPIA.

VI.  ADMINISTRATION OF CODE OF ETHICS

     A.   REVIEWS

          At least annualy, SINOPIA's Chief Compliance Officer or his delegate will review the securities holdings and transactions of all Covered Persons for any apparent conflicts of interest or violations of the Code Addendum.

     B.   INVESTMENT COMPANY REPORTING

          SINOPIA's Compliance Department will furnish to the Board of Directors/Trustees of each Fund a written report that

          1. With respect to the Fund, describes any issues arising under the Code Addendum since the last report to the Board of Directors/ Trustees, including, but not limited to, information about material violations of the Code Addendum or procedures and sanctions imposed in response to the material violations; and

          2. Certifies that SINOPIA has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code Addendum.